UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 29, 2007

Patient Safety Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	333-124594 (Commission File Number)	13-3419202 (I.R.S. Employer Identification Number)

27555 Ynez Road, Suite 330, Temecula, CA 92591
(Address of principal executive offices) (zip code)

(310) 752-1416
(Registrant's telephone number, including area code)

Copies to:
Marc J. Ross, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information
Item 2.01 Completion of Acquisition or Disposition of Assets.

Patient Safety Technologies, Inc. (the “Company”) previously reported in its Quarterly Report on Form 10-QSB filed with the SEC on May 22, 2007 (the “Quarterly Report”), that on April 26, 2007, its wholly owned subsidiary, AGB Merchant Capital (“AGB”), entered into a binding term sheet to sell its express car wash business segment operated under the trade name “Bubba’s Express Wash” first opened on March 8, 2006 (the “Business”) together with the underlying real estate, consisting of approximately 1 acre (“Property #1”), both located in Birmingham, Alabama, to Charles H. Dellaccio and D.W. Grimsley of Automotive Services Group (collectively, the “Sellers”). On June 29, 2007, the Company sold the Business and Property #1 to the Sellers for $1,500,000 in gross proceeds. Mr. Grimsley was a former owner of the Business prior to its purchase by the Company (the “Sale”), and with the exception of selling the Business to the Company and being an employee of the Business subsequent to the Sale, the Sellers have not had a material relationship with the Company, nor with any of its affiliates, subsidiaries, directors or officers.

In addition, on April 4, 2007, the Company reported in the Quarterly Report that ASG entered into an agreement for the sale of its real property located in Tuscaloosa, Alabama, consisting of raw undeveloped land of approximate 1 acre in size (“Property #2”), to Twin Properties, LLC (“Twin”). On July 3, 2007, ASG sold Property #2 to Twin for $965,000 in gross proceeds. Twin is an unrelated 3rd party and has not had a material relationship with the Company, or any of its affiliates, subsidiaries, directors or officers.

The aggregate gross proceeds received from the sale of the Business and Property #1 and Property #2 amounted to approximately $2,465,000, resulting in net proceeds to the Company of approximately $2,429,283.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patient Safety Technologies, Inc.

Dated: July 6, 2007	By:	/s/ William B. Horne
	Name:	William B. Horne
	Title:	Chief Executive and Chief Financial Officer and Principal Accounting Officer